Exhibit 99.1

              AMERICAN SOIL TECHNOLOGIES ANNOUNCES A CONVERSION OF
                     $1.17 MILLION IN DEBT TO COMMON STOCK

PACOIMA, CALIF. SEPTEMBER 27, 2006. American Soil Technologies, Inc. (OTCBB:
SOYL) announced today that its largest creditor, FLD Corporation, as well as Diana Visco and Benz Disposal Company, have agreed to convert a total of $1,172,106 of debt to Common Stock.

Benz Disposal is controlled by Louie Visco a Director and Board Chairman of American Soil Technologies, and FLD Corporation is owned by the Visco family. Diana Visco is the Corporate Secretary of American Soil Technologies and is the daughter of Louie Visco.

Carl Ranno, the President and CEO of American Soil Technologies, stated, "This conversion is a strong indication of the confidence our creditors have in the future of our Company. Other than trade payables, the Company has very little short-term debt on its books."

Additional information about the conversion is available in the Company's Form 8-K filed today with the Securities and Exchange Commission.

ABOUT AMERICAN SOIL TECHNOLOGIES, INC.

American Soil Technologies is in the $150 billion green industry. The company develops, manufactures and markets cutting-edge technology that decreases the need for water in agriculture and other plant growing environments while increasing crop yield and reducing the environmental damage caused by common farming practices. The Company has an exclusive license to two method patents with cross-linked and linear polymers as their basis. The Company also holds six patents on a revolutionary new machine, the M-216 Injector, designed to install liquid products in mature turf as well as some standing crops. The machine has been built, tested and is now operational. The Company has recently acquired a patent on a unique family of stable, interactive fertilizers consisting of carbonized clusters that have been successfully sold in the turf and agriculture segments of our industry.

More product information can be found on the corporate Web site, located at http://www.americansoiltech.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

FOR MORE INFORMATION CONTACT:
American Soil Technologies, Inc
1-818-899-4686